                                                                                                                                                             Exhibit (g)(6)

ABERDEEN AUSTRALIA EQUITY FUND, INC.

AMENDED AND RESTATED MANAGEMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT dated as of June 11, 2003, between Aberdeen Australia Equity Fund, Inc. (the "Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and Aberdeen Asset Managers (C.I.) Limited, a Jersey, Channel Islands corporation (the "Investment Manager").

WHEREAS, the Fund is a closed-end management investment company;

WHEREAS, the Fund engages in the business of investing its assets in the manner and in accordance with its stated investment objective and restrictions;

WHEREAS, the Fund (formerly known as The First Australia Fund, Inc.) and the Investment Manager (formerly known as EquitiLink International Management Limited ) entered into a management agreement executed December 22, 2000 (the "Agreement") pursuant to which the Investment Manager manages the Fund's investments and makes investment decisions on behalf of the Fund, and for which the Investment Manager receives a fee from the Fund as specified in the Agreement;

WHEREAS, on January 20, 2003, the Board of Directors of the Fund determined that it was advisable and in the best interests of stockholders, to seek stockholder approval for an amendment to the Fund's fundamental investment restrictions to permit the Fund to borrow to the extent permitted by the 1940 Act, and to seek stockholder approval for charter amendments to permit the fund to issue senior securities in the form of preferred stock;

WHEREAS, on January 20, 2003, the independent directors of the Fund, and the entire Board of Directors, voting separately, determined that it was advisable and in the best interests of stockholders, to approve an amendment (the "Amendment") to the fee calculation provision of the Agreement to clarify that the fee payable thereunder to the Investment Manager will be based on all assets under management, including the proceeds of any borrowings used for investment and the proceeds of any issuance of senior securities;

WHEREAS, on January 20, 2003, the independent directors of the Fund, and the entire Board of Directors, voting separately, approved the terms of the Amendment to the Agreement and determined to recommend that Fund stockholders approve the Amendment to the Agreement at the Fund's 2003 Annual Meeting of Stockholders;

WHEREAS, on April 15, 2003, at the Fund's Annual Meeting of Stockholders, the stockholders of the Fund approved an amendment to the Fund's fundamental investment restrictions to permit the Fund to borrow, charter amendments to permit the Fund to issue preferred stock, and the Amendment to the Agreement;

WHEREAS, on June 11, 2003, at an in-person meeting of the Board of Directors, the independent directors of the Fund, and the entire Board of Directors, voting separately, approved the Amendment to the Agreement; and

WHEREAS, the parties desire to amend and restate the Agreement to reflect the changed names of the parties and the adoption of the Amendment to the Agreement.

NOW THERFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Obligations.

1.1 The Investment Manager will manage, in accordance with the Fund's stated investment objective, policies and limitations and subject to the supervision of the Fund's Board of Directors, the Fund's investments and will make investment decisions on behalf of the Fund including the selection of and placing of orders with brokers and dealers to execute portfolio transactions on behalf of the Fund. The Investment Manager shall give the Fund the benefit of the Investment Manager's best judgment and efforts in rendering services under this Agreement.

1.2 The Fund will pay the Investment Manager a fee at the annual rate of 1.10% of the Fund's average weekly Managed Assets (as hereinafter defined) up to $50 million; 0.90% of Managed Assets between $50 million and $100 million; and 0.70% of Managed Assets in excess of $100 million; computed as of the end of each week and payable at the end of each calendar month. As used in this Agreement, "Managed Assets" shall mean net assets plus the amount of any borrowings for investment purposes.

1.3 In rendering the services required under this Agreement, the Investment Manager may, at its expense, employ, consult or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. However, the Investment Manager may not retain any person or company that would be an "investment adviser," as that term is defined in the 1940 Act, to the Fund unless (i) the Fund is a party to the contract with such person or company and (ii) such contract is approved by a majority of the Fund's Board of Directors and a majority of Directors who are not parties to any agreement or contract with such company and who are not "interested persons," as defined in the 1940 Act, of the Fund, the Investment Manager, or any such person or company retained by the Investment Manager, and is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act.

2. Expenses. The Investment Manager shall bear all expenses of its employees, except as provided in the following sentence, and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's Directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Manager. The Fund will bear all of its own expenses, including: expenses of organizing the Fund; fees of the Fund's Directors who are not interested persons (as defined in the 1940 Act) of any other party; out-of-pocket expenses for all Directors and officers of the Fund, including expenses incurred by the Investment Manager's employees who serve as Directors and officers of the Fund, which may be reimbursed by the Fund under the Fund's policy governing reimbursement of Fund-related expenses; and other expenses incurred by the Fund in connection with meetings of Directors and shareholders; interest expense; taxes and governmental fees including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

3. Liability. The Investment Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

4. Services Not Exclusive. It is understood that the services of the Investment Manager are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager or any affiliate, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the Investment Manager's clients, including the Fund, in a manner that is fair and equitable in the judgment of the Investment Manager in the exercise of its fiduciary obligations to the Fund and to such other clients.

5. Duration and Termination. This Agreement shall become effective upon shareholder approval thereof as required under the 1940 Act and shall continue in effect for two (2) years from the date of its execution. If not sooner terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund's entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days' written notice to the Investment Manager or by the Investment Manager upon at least ninety (90) days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

6. Miscellaneous.

6.1 This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

6.2 The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

6.3 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

6.4 Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABERDEEN AUSTRALIA EQUITY FUND, INC.
By: /s/ Beverley Hendry Name: Beverley Hendry Title: Vice President
ABERDEEN ASSET MANAGERS (C.I.) LIMITED
By: /s/ Christian Pittard Name: Christian Pittard Title: Managing Director